UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. __)*

                          UNITED WESTERN BANCORP, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    913201109
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2006
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1 (b)
        |X| Rule 13d-1 (c)
        |_| Rule 13d-1 (d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   913201109
--------------------------------------------------------------------------------

(1) Names and I.R.S. Identification Nos. (entities only) of reporting persons.

       Diaco Investments, L.P.
--------------------------------------------------------------------------------
(2)    Check the appropriate box if a member of a group (see instructions)
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
(3)    SEC use only.
--------------------------------------------------------------------------------
(4)    Citizenship or place of organization.

       Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

       (5)   Sole voting power: -0-
             ------------------------------------------------------------------
       (6)   Shared voting power: 570,000
             ------------------------------------------------------------------
       (7)   Sole dispositive power: -0-
             ------------------------------------------------------------------
       (8)   Shared dispositive power: 570,000
--------------------------------------------------------------------------------
(9)    Aggregate amount beneficially owned by each reporting person.

       570,000
--------------------------------------------------------------------------------
(10)   Check if the aggregate amount in Row (9) excludes certain shares
       (see instructions).                                            |_|
--------------------------------------------------------------------------------
(11)   Percent of class represented by amount in Row 9.

        7.86%
--------------------------------------------------------------------------------
(12)   Type of reporting person (see instructions).

        PN
--------------------------------------------------------------------------------

CUSIP No.   913201109
--------------------------------------------------------------------------------

(1) Names and I.R.S. Identification Nos. (entities only) of reporting persons.

       Siget, L.L.C.
--------------------------------------------------------------------------------
(2)    Check the appropriate box if a member of a group (see instructions)
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
(3)    SEC use only.
--------------------------------------------------------------------------------
(4)    Citizenship or place of organization.

       Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

       (5)   Sole voting power: -0-
             -------------------------------------------------------------------
       (6)   Shared voting power: 570,000
             -------------------------------------------------------------------
       (7)   Sole dispositive power: -0-
             -------------------------------------------------------------------
       (8)   Shared dispositive power: 570,000
--------------------------------------------------------------------------------
(9)    Aggregate amount beneficially owned by each reporting person.

       570,000
--------------------------------------------------------------------------------
(10)   Check if the aggregate amount in Row (9) excludes certain shares
       (see instructions).                                            |_|
--------------------------------------------------------------------------------
(11)   Percent of class represented by amount in Row 9.

       7.86%
--------------------------------------------------------------------------------
(12)   Type of reporting person (see instructions).

       OO
--------------------------------------------------------------------------------

CUSIP No.   913201109
--------------------------------------------------------------------------------

(1) Names and I.R.S. Identification Nos. (entities only) of reporting persons.

       Simon Glick
--------------------------------------------------------------------------------
(2)    Check the appropriate box if a member of a group (see instructions)
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
(3)    SEC use only.
--------------------------------------------------------------------------------
(4)    Citizenship or place of organization.

       United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

       (5)   Sole voting power: -0-
             -------------------------------------------------------------------
       (6)   Shared voting power: 570,000
             -------------------------------------------------------------------
       (7)   Sole dispositive power: -0-
             -------------------------------------------------------------------
       (8)   Shared dispositive power: 570,000
--------------------------------------------------------------------------------
(9)    Aggregate amount beneficially owned by each reporting person.

       570,000
--------------------------------------------------------------------------------
(10)   Check if the aggregate amount in Row (9) excludes certain shares
       (see instructions).                                            |_|
--------------------------------------------------------------------------------
(11)   Percent of class represented by amount in Row 9.

       7.86%
--------------------------------------------------------------------------------
(12)   Type of reporting person (see instructions).

       IN
--------------------------------------------------------------------------------

CUSIP No.   913201109


Item 1(a).   Name of Issuer:   United Western Bancorp, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             700 17th Street, Suite 2100
             Denver, CO  80202

Item 2(a).   Name of Person Filing:

               (i) Diaco Investments, L.P., a Delaware limited partnership ("Diaco'), with respect to shares of Common Stock (as defined in Item 2(d) below) directly held by it;

              (ii) Siget, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of Diaco, with respect to shares of Common Stock directly held by Diaco; and

             (iii) Simon Glick ("Mr. Glick"), who serves as the managing member of the General Partner with respect to shares of Common Stock directly held by Diaco.

Diaco, the General Partner and Mr. Glick are hereinafter collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b). Address or Principal Business Office or, If None, Residence: The address of the business of each of the Reporting Persons is 1271 Avenue of the Americas, 48th Floor, New York, New York 10020.

Item 2(c). Citizenship: Diaco and the General Partner are organized under the laws of the State of Delaware. Mr. Glick is a citizen of the United States of America.

Item 2(d).   Title of Class of Securities:  Common Stock, par value $0.0001

Item 2(e).   CUSIP No.:  913201109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a) |_|   Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
       (b) |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
       (c) |_|   Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).
       (d) |_|   Investment company registered under section 8 of the Investment
                 Company Act of 1940 (15 U.S.C 80a-8).
       (e) |_|   An investment adviser in accordance with
                 ss. 240.13d-1(b)(1)(ii)(E);
       (f) |_|   An employee benefit plan or endowment fund in accordance with
                 ss.240.13d-1(b)(1)(ii)(F);
       (g) |_|   A parent holding company or control person in accordance with
                 ss.240.13d-1(b)(1)(ii)(G);
       (h) |_|   A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);
       (i) |_|   A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-3);
       (j) |_|   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box.
|X|

Item 4. Ownership: The percentages used herein and in the rest of Item 4 are calculated based upon the 7,256,573 shares of common stock issued and outstanding as of March 9, 2007 as reflected in the company's form 10-K for the fiscal year ended December 31, 2006.

     A.   Diaco Investments, L.P.:
          (a)  Amount beneficially owned: 570,000
          (b)  Percent of class: 7.86%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to direct the vote -0-
              (ii)  Shared power to direct the vote 570,000


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CUSIP No.   913201109


             (iii)  Sole power to dispose or direct the disposition of -0-
              (iv)  Shared power to dispose or direct the disposition of 570,000

     B.   Siget, L.L.C.
          (a)  Amount beneficially owned: 570,000
          (b)  Percent of class: 7.86%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to direct the vote -0-
              (ii)  Shared power to direct the vote 570,000
             (iii)  Sole power to dispose or direct the disposition of -0-
              (iv)  Shared power to dispose or direct the disposition of 570,000

     C.   Simon Glick, L.L.C.
          (a)  Amount beneficially owned: 570,000
          (b)  Percent of class: 7.86%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to direct the vote -0-
              (ii)  Shared power to direct the vote 570,000
             (iii)  Sole power to dispose or direct the disposition of -0-
              (iv)  Shared power to dispose or direct the disposition of 570,000

     Note: At the time of the reporting persons' acquisition of the Common Stock, the shares represented less than 5% of the Issuer's outstanding Common Stock. During 2006, the Issuer engaged in a repurchase of its outstanding Common Stock resulting in the percentage of the class beneficially owned at December 31, 2006.

Item 5.      Ownership of 5 Percent or Less of a Class.

     Not Applicable

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

CUSIP No.   913201109


Item 6. Ownership of More than 5 Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not Applicable

Item 8.      Identification and Classification of Members of the Group.

     See Item 2.

Item 9.      Notice of Dissolution of Group.

     Not Applicable

Item 10.     Certifications

     Each of the reporting persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  March 23, 2007

                                 By: /s/ SIMON GLICK
                                     -------------------------------------------
                                     Simon Glick, individually and as
                                     Managing Member of Siget, L.L.C., for
                                     itself and as  the General Partner of
                                     Diaco Investments, L.P.

CUSIP No. 913201109


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                           PURSUANT TO RULE 13d- l(k)


The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  March 23, 2007
                                 By: /s/ SIMON GLICK
                                     -------------------------------------------
                                     Simon Glick, individually and as
                                     Managing Member of Siget, L.L.C., for
                                     itself and as  the General Partner of
                                     Diaco Investments, L.P.